As filed with the Securities and Exchange Commission on August 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

PATRICK INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1057796 (I.R.S. Employer Identification No.)

107 W. Franklin Street

Elkhart, IN 46515

(574) 294-7511

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

____________________

1987 Stock Option Program

(As Amended and Restated)

(Full title of the plan)

____________________

Andy L. Nemeth
Executive Vice President-Finance and Chief Financial Officer
107 W. Franklin St.
Elkhart, IN 46515
Telephone: (574) 294-7511
(Name, address, including zip code, and telephone number,
including area code, of registrant's agent for service)

____________________

Robert A. Schreck, Jr., P.C. Heidi Steele McDermott Will & Emery LLP 227 West Monroe Street Chicago, IL 60606 Telephone: (312) 372-2000

____________________

This Registration Statement will become effective immediately upon filing with the Securities and Exchange Commission. Sales of the registered securities will begin as soon as reasonably practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, without par value, including Preferred Share Purchase Rights (3)(4)	600,000	$13.21	$7,926,000	$244

(1)	Plus an indeterminate number of additional shares that may be issued if the anti-dilution adjustment provisions of the plan become operative.
(2)

Estimated solely for the purpose of calculating the registration fee in accordance with rule 457(c) and (h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Market on August 21, 2007.

(3)	Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be evidenced separately from the Common Stock.
(4)	Includes an indeterminate number of interests related to the Common Stock to be issued under this Plan, all of which are generally nontransferable, including stock options and stock equivalents.

TABLE OF CONTENTS

Page

PART I	1

PART II	4
Item 3. Incorporation of Documents by Reference	4
Item 4. Description of Securities	4
Item 5. Interests of Named Experts and Counsel	4
Item 6. Indemnification of Directors and Officers	4
Item 7. Exemption from Registration Claimed	5
Item 8. Exhibits	5
Item 9. Undertakings	5

SIGNATURES	7

Exhibit 5.1	9
Exhibit 23.1	10
Exhibit 23.2	11

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Patrick Industries, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on April 2, 2007;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, filed with the Commission on May 15, 2007 and August 14, 2007, respectively;

(c) The Registrant’s Current Reports on Form 8-K and Form 8-K/A filed with the Commission on January 31, 2007, March 13, 2007, April 6, 2007, April 11, 2007, May 24, 2007, June 6, 2007, and July 5, 2007; and

(d) The description of the Registrant’s Common Stock and the Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the 1934 Act.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the registrant's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The securities to be offered are registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation provides that it shall indemnify its directors and officers to the fullest extent permitted by the Indiana Business Corporation Law. The Registrant’s By-laws require the company to indemnify its directors and officers and such provisions require it, among other things, (i) to indemnify officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Registrant and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified, and (iii) to obtain directors’ and officers’ insurance if available on reasonable terms. The Registrant maintains directors and officers liability insurance covering all directors and officers of the Registrant against claims arising from the performance of their duties. There is no action or proceeding pending or, to our knowledge, threatened which may result in a claim for indemnification by any director, officer, employee or agent.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of McDermott, Will & Emery, LLP
23.1	Consent of McGladrey & Pullen LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).
24.1	Power of Attorney (filed as part of signature page).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana, on August 27, 2007.

PATRICK INDUSTRIES, INC.

/s/ Andy L. Nemeth

Name: Andy L. Nemeth
Title: Executive Vice President – Finance, Secretary-Treasurer and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Patrick Industries, Inc., hereby severally constitute Paul E. Hassler and Andy L. Nemeth, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and generally to do all such things in our name and behalf in the capacities indicated below to enable Young Innovations, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of August, 2007.

Signature	Title

/s/ Robert C. Timmins	Lead Director
Robert C. Timmins

/s/ Paul E. Hassler	President and Chief Executive Officer
Paul E. Hassler

/s/ Andy L. Nemeth	Executive Vice President - Finance, Secy. -Treasurer
Andy L. Nemeth	and Chief Financial Officer

/s/ Keith V. Kankel	Director
Keith V. Kankel

/s/ Harold E. Wyland	Director
Harold E. Wyland

/s/ John H. McDermott	Director
John H. McDermott

/s/ Terrence D. Brennan	Director
Terrence D. Brennan

/s/ Walter E. Wells	Director
Walter E. Wells

/s/ Larry D. Renbarger	Director
Larry D. Renbarger

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